Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

3 Year Autocallable Securities Linked to the Worst of SPX and RTY

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	S&P 500® Index (ticker: "SPX") and Russell 2000® Index (ticker: "RTY")
Pricing date:	September 30, 2026
Valuation dates:	October 1, 2027 and October 1, 2029 (the "final valuation date")
Maturity date:	October 4, 2029
Automatic early redemption:	If, on the valuation date prior to the final valuation date, the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium
Premium:	With respect to the valuation date prior to the final valuation date: 12.25% of the stated principal amount With respect to the final valuation date: 40.00% of the stated principal amount
CUSIP / ISIN:	17334CT61 / US17334CT612
Trigger value:	75% of its initial underlying value, for each underlying
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value
Worst performer:	On any valuation date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):	• If the final underlying value of the worst performer on the final valuation date is **greater than or equal to** its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer on the final valuation date is **less than** its initial underlying value but **greater than or equal to** its trigger value: $1,000 • If the final underlying value of the worst performer on the final valuation date is **less than** its trigger value: $1,000 + [$1,000 × underlying return of worst performer on the final valuation date] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its trigger value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated August 27, 2026

Hypothetical Interim Payment per Security

Valuation Date on which Worst Performer Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
October 1, 2027	12.25%	$1,122.50

If the closing value of the worst performer is greater than or equal to its initial underlying value on the valuation date prior to the final valuation date, the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date.

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity

	Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
C	75.00%	$1,400.00
	50.00%	$1,400.00
	25.00%	$1,400.00
	0.00%	$1,400.00
B	-0.01%	$1,000.00
	-10.00%	$1,000.00
	-25.00%	$1,000.00
A	-25.01%	$749.90
	-50.00%	$500.00
	-100.00%	$0.00



$2,000
$1,750
$1,500
$1,400.00
$1,250
$1,000
$750
$500
$250
$0
Payment at Maturity per Security
A
B
C
-25%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return of the Worst Performing Underlying on the Final Valuation Date
The Securities
The Worst Performing Underlying

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performer has declined from its initial underlying value. • Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • The securities do not pay interest. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not benefit in any way from the performance of any better performing underlying. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02 ) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.